Exhibit 15.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-231038) of Bancolombia S. A. of our report dated April 27, 2020 relating to the financial statements as of December 31, 2019 and for each of the two years in the period ended December 31, 2019, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Ltda.

Medellín, Colombia

April 22, 2021